                                                                      Exhibit 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1996 through 2000
                      and Twelve Months Ended July 31, 2001
                       (in thousands except ratio amounts)
              ----------------------------------------------------

                                      July 31,
                                        2001           2000           1999           1998           1997           1996
                                      --------       --------       --------       --------       --------       --------

Earnings:
    Net income from
       continuing operations          $ 66,113       $ 64,031       $ 58,207       $ 60,313       $ 54,074       $ 48,562
    Income taxes                        42,274         41,356         37,645         38,807         34,650         30,928
    Fixed charges                       48,820         44,368         37,978         38,415         39,263         37,009
                                      --------       --------       --------       --------       --------       --------
       Total Adjusted Earnings        $157,207       $149,755       $133,830       $137,535       $127,987       $116,499
                                      ========       ========       ========       ========       ========       ========

Fixed Charges:
    Interest                          $ 46,484       $ 42,010       $ 35,911       $ 36,453       $ 36,949       $ 34,511
    Amortization of debt
       expense                             457            465            323            304            346            345
    One-third of rental expense          1,879          1,893          1,744          1,658          1,968          2,153
                                      --------       --------       --------       --------       --------       --------
       Total Fixed Charges            $ 48,820       $ 44,368       $ 37,978       $ 38,415       $ 39,263       $ 37,009
                                      ========       ========       ========       ========       ========       ========
Ratio of Earnings to Fixed
    Charges                               3.22           3.38           3.52           3.58           3.26           3.15
                                      ========       ========       ========       ========       ========       ========